                                                                     EXHIBIT 4.2
                               THIRD AMENDMENT TO

              STERICYCLE, INC. 2000 NONSTATUTORY STOCK OPTION PLAN



         The Stericycle, Inc. 2000 Nonstatutory Stock Option Plan (the "Plan") is amended as follows pursuant to the authority of the Board of Directors of Stericycle, Inc. under Paragraph 10.2 of the Plan:

         1.     PARAGRAPH 4.1

         Paragraph 4.1 of the Plan is amended to read as follows:

                4.1   MAXIMUM NUMBER OF SHARES

                      The maximum total number of shares of Common Stock for
                which Options may be granted under this Plan is 1,750,000 shares (subject to adjustment as provided in Paragraph 10.1).

         2.     EFFECTIVE DATE

         This Amendment shall be effective as of February 5, 2002.